Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), effective as of September 28, 2015 (the “Effective Date”), is made by and between BioAmber Inc., having a corporate office located at 1250 Rene-Levesque Blvd West, Suite 4310, Montreal, Quebec, Canada H3B 4W8 (the “Corporation”) and Mr. Mario Saucier, residing and domiciled at 670, des Vikings, Boucherville, Quebec J4B 7S4 (the “Consultant”).

1.

Services.  The Consultant shall, during the Term (as defined below), provide various consulting services to the Corporation and to any of its affiliates, the nature of which will be determined on a case by case basis between the Corporation and the Consultant from time to time (the “Services”).  The Services will be provided to the Corporation on an hourly basis, at the request of the Corporation and according to a schedule to be agreed upon between the Corporation and the Consultant.  The Consultant shall at all times provide the Services and otherwise perform its obligations hereunder in a professional manner, with reasonable skill and care.

2.

Consideration; Payment.  In return for the Services provided by the Consultant to the Corporation hereunder, the Corporation shall pay the Consultant a fee of CAD$200.00 per hour worked, invoiced and paid on a monthly basis.  The Corporation will reimburse reasonable out-of-pocket expenses (including reasonable airfare and other travel expenses) actually incurred by the Consultant in the course of performing the Services hereunder, provided that such costs and expenses are in accordance with Corporation policies and that the Consultant provides the Corporation with all receipts and other documentation related to such costs and expenses.

3.

Term and Termination.  The term of this Agreement will begin on the Effective Date and will continue in full force and effect until the earlier of (i) the date of entry into force of the Employment Agreement dated September 28, 2015 entered into between BioAmber Canada Inc. and the Consultant, and (ii) January 4, 2016 (the “Term”).  Sections 4 and 5 will survive the expiration of this Agreement.

4.

Ownership of Work Product.  The Consultant hereby agrees to assign and transfer to the Corporation all rights, title and interest (including all intellectual property rights) in and to any and all work produced by the Consultant and its subcontractors under this Agreement.  The Consultant further agrees to execute any documents which may be necessary or appropriate to allow the Corporation to perfect its interest in the rights for such works.  Except as otherwise agreed to in writing between the Parties, the Consultant shall not be entitled to any additional payment or compensation for assisting and cooperating with the Corporation in obtaining these rights.

5.

Confidentiality.  The Consultant agrees that the Confidential Information of the Corporation (being any information, business information, technical data, trade secrets or know‑how belonging to or used by the Corporation or its affiliates, including any information or work product developed by the Consultant during the term of this Agreement related to the performance of the Services, but excluding information that is or becomes generally available to the public other than through breach of this Agreement or other wrongful act by the Consultant) will be used by the Consultant only in connection with the Services hereunder, and will not be used for any improper purpose or in any way that is detrimental to the Corporation.  The Consultant agrees to hold in strict confidence and not to disclose, directly or indirectly, the Confidential Information of the Corporation to any third person or entity, other than representatives or agents of the Corporation.  The confidentiality obligations and use restrictions will be valid during the Term of this Agreement and for an additional ten (10) years thereafter.

6.

Governing Law.  This Agreement shall be governed by the laws of the state of Delaware.  The parties have agreed that this Agreement be drawn up in the English language.  Les parties aux présentes ont convenu que le présent contrat soit rédigé en anglais.  Furthermore, the parties undertake to never contest the legality or validity of the present Agreement because of the fact that it has been drawn up in the English language.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOAMBER INC.

By:

/s/ Jean-François Huc     /s/ Mario Saucier ___

Name: Jean-François Huc                                  MARIO SAUCIER

Title: Chief Executive Officer

2